Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Second Quarter Results and
Announces a 13% Increase in its Quarterly Dividend

•                  Net income of $22.3 million and earnings per share of $0.27

•                  Waddell & Reed launches expanded Ivy Funds family

•                  Net inflows of $352 million during quarter

•                  Defined benefit business pipeline remains strong

•                  Solid long-term fund performance continues

Overland Park, KS, July 30, 2003 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported second quarter net income of $22.3 million, or $0.27 per diluted share compared to $25.3 million, or $0.31 per diluted share in last year’s comparable period, and $1.6 million, or $0.02 per diluted share for the quarter ended March 31, 2003.  The first quarter of 2003 included a one-time charge of $27.1 million, or $0.21 per diluted share, taken as a result of our stock option tender offer.

“This is a time of growing potential for us,” said Keith A. Tucker, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “The combination of the recent launch of our expanded Ivy Funds family, our long-term superior investment performance and what appears to be a firming of investor sentiment should bode well for sales.”

In our Waddell & Reed Advisors channel, the second quarter marked the return of positive flows and continued the trend of advisor productivity growth.  Specifically, we recorded modest inflows of $4.7 million during the quarter, compared to outflows of $192.2 million last quarter and outflows of $264.4 million in last year’s comparable quarter.  More importantly, equity product sales are gaining momentum; during the quarter, we recorded equity inflows of $153.8 million, compared to outflows of $488.5 million in the previous quarter and outflows of $350.0 million in last year’s comparable quarter.

In our Wholesale channel, demand for our large cap growth strategy remains strong.  Our previously announced mandate to manage a $206.0 million ($277.6 million Cdn.) large cap growth fund for Mackenzie Financial Corporation is expected to fund August 1, bringing total assets managed for Mackenzie to $1.2 billion.  Institutional demand for the large cap growth product remains considerable as well, with an additional $181 million funded in July, and a recent mandate for $200 million expected to fund in the fourth quarter.  We believe prospects for the attraction of additional equity assets remain strong.

On June 16, we completed the combination of several of the Ivy Fund portfolios and the former W&R Funds, creating a combined fund family with 20 funds.  For the three and five year periods ended June 30, 2003, 65% and 58%, respectively, of Ivy Fund’s long-term portfolios ranked in the top half of their respective Lipper categories.  This reinvigorated fund family, operating under the Ivy name, is being marketed both at Waddell & Reed and at nonproprietary broker/dealers.  To support this effort, the Ivy

Funds’ marketing effort now incorporates 14 wholesalers, double the number at the time of the Ivy acquisition in December 2002.  We expect this number to continue to increase as warranted by sales growth opportunities.

Management Fee Revenues

Comparing the current quarter to the first quarter, the increase in management fees correlates to the increase in average assets under management.  Inflows of $352 million coupled with strong market action resulted in a 10% increase in average assets under management.  The management fee rate remained essentially unchanged at 64.5 basis points in the current quarter, compared to 65.5 basis points in the quarter ended March 31, 2003.

Comparing the current quarter to last year’s second quarter, the decline in average assets under management resulted in lower management fees.  This decline was partially offset by additional management fees earned on Waddell & Reed Ivy Investment Company’s (“WRIICO”) subadvised assets acquired in December 2002, and on Securian assets gained (May 1, 2003) from the strategic alliance.  Average assets under management for the current quarter were $30.5 billion, a 1% decline compared to the second quarter of 2002.  The overall management fee rate improved to 64.5 basis points compared to 64.1 basis points in last year’s comparable period.

Underwriting and Distribution Fee Revenues

Comparing the current quarter to the first quarter, increased front-load volume and commission revenue from the asset-based service and distribution fees from the Ivy Fund portfolios that we began managing in December 2002 were jointly responsible for the increase in revenues.  These were partially offset by lower commissions from insurance product sales.

Comparing the current quarter to last year’s second quarter, the decline in revenues is entirely attributable to the decline in front-load sales commissions.  While asset-based fee revenues earned on deferred-load products and commissions from insurance product sales declined, these declines were entirely offset by increases in asset-based service and distribution fees earned from the Ivy Funds, and asset-based fees earned on our strategic portfolio allocation product (“SPA”).  Front-load sales for the quarter were $372.0 million, and although they are still down compared to last year, year over year comparisons of monthly data has shown improvement within the quarter.

Underwriting and Distribution Expenses

Comparing the current quarter to the first quarter, the increase in underwriting and distribution expenses is primarily attributable to the current quarter’s increased sales volume.  Indirect expenses were down slightly.

Comparing the current quarter to last year’s second quarter, direct expenses declined in line with related revenues.  A reduction in advertising costs, coupled with a reduction in sales contest costs (a special sales contest occurred in last year’s second quarter), more than offset the additional WRIICO costs, resulting in an overall decline in indirect expenses.

Other Operating Items

Compensation and related costs (excluding equity compensation) for the current quarter declined sequentially due to previously announced compensation cost savings as the operations of WRIICO were merged with the Company.  Comparing the current quarter to last year’s second quarter, the increase is attributable to the addition of WRIICO.  Additionally, higher pension and insurance costs were offset by lower incentive compensation.

General and administrative costs increased on a sequential basis, as well as when compared to last year’s second quarter due to a number of items, including the addition of costs associated with the merger and launch of the new Ivy Funds.  Additionally, costs from WRIICO also affected year over year comparison.

Investment & Other Income

Investment and other income for the quarter rose significantly, largely as the result of a gain realized on the sale of a mutual fund investment.  As is our normal practice, we made this investment as seed money, in conjunction with a prior mutual fund launch. With the launch of two new funds, Waddell & Reed Advisors Dividend Income Fund and Ivy Dividend Income Fund, we chose to reinvest the monies from the previously launched fund to seed these new funds.

Margin Discussion

For the quarter ended June 30, 2003, the operating margin, excluding equity compensation, was 32.7%.  We believe excluding equity compensation provides a more meaningful comparison to last year’s operating results and to the operating results of other companies.  Sequentially, a 5% increase in operating revenues, driven by higher management fees earned on a higher level of average assets under management, was slightly offset by a 1% increase in operating expenses, and led to a 293 basis point improvement in margin.  Comparing the current quarter to last year’s second quarter, operating expenses remained virtually unchanged.  The 207 basis point drop in margin is due primarily to a 4% decline in operating revenues, stemming from lower sales volume.  Including equity compensations expense, the operating margin was 31.6% for the second quarter.

An alternative operating margin calculation might better reflect Waddell & Reed’s profitability relative to its peers.  Our proprietary distribution is unusual enough within the asset management industry that it likely causes our operating margin percentage to appear lower – due to differences in mutual fund transaction conventions for third-party loaded sales versus sales made directly by the asset manager.  Specifically, our underwriting and distribution revenue earned from the sale of investment products through the Waddell & Reed Advisor channel are direct and therefore are booked on a gross basis – we do not net the dealer concession against the sales load because we are our own dealer.  If we were to net the Waddell & Reed Advisor channel underwriting and distribution expenses against the underwriting and distribution revenues rather than reporting both numbers on a gross basis, both the revenue and the expense would be lower, yet the profits would be unchanged; thus a higher operating margin percentage.  Specifically, if we assumed that all non-home office expenses incurred by the Waddell & Reed Advisors channel were netted against the associated revenues, our operating margin for the second quarter would be 44.0% instead of 31.6%.

For the quarter ended June 30, 2003, underwriting and distribution margin was -3.3%.  Sequentially, a 2% improvement in underwriting and distribution revenues was responsible for the 66 basis point improvement in margin.  Comparing the current quarter to last year’s second quarter, a 7% decline in expenses only partially offset a 9% decline in revenues.  The lower level of sales, the impact of which was diluted by a slight decline in indirect costs, is the primary factor responsible for the 233 basis point erosion in the margin.  The Waddell & Reed Advisors underwriting and distribution margin, a measure which excludes our wholesale underwriting and distribution activities, was –1.4% for the second quarter of 2003.

Finance

In light of the recent developments in stockholder taxation on dividend income, recuperation in the financial markets, the Company’s use of restricted stock in lieu of options for equity compensation, and our acquisition activities, we want to reaffirm our intentions to use free cash flow in the best manner to enhance stockholder value.  While we will continue to use free cash flow for accretive acquisitions, and/or for share buybacks sufficient to manage dilution, we intend to place increased emphasis on paying dividends.  On July 29, 2003, the Board of Directors declared a quarterly dividend on its Class A common stock of $0.1500 per share payable November 3, 2003 to stockholders of record as of October 10, 2003.  This dividend represents a 13% increase over our previous $0.1326 dividend per share rate.

Balance Sheet Information

As of June 30, 2003

•                  Cash balance of $75.7 million ($15.7 million for the exclusive benefit of customers in compliance with federal securities industry regulations).

•                  Investment securities of $85.9 million.

•                  Contingent liability for our standby letter of credit in the amount of $36 million, which was issued in connection with our appeal bond posted with the New York Supreme Court related to the August 7, 2001 NASD arbitration award.  The matter has been remanded back to the arbitration panel for reconsideration of punitive damages.  A portion of our investment and cash securities with a combined market value of $45.0 million collateralizes the letter of credit.  We expect to be released from the letter of credit shortly.

•                  Long-term debt outstanding of $214.5 million.

•                  No short-term debt balance outstanding.

•                  Shareholders’ equity of $177.3 million.

Legal

UILIC Litigation

On April 18, 2003 the Alabama Supreme Court, in a 7-1 opinion, reversed the entire $50 million jury verdict rendered against the Company in March of 2002.  In its opinion, the Court found that UILIC’s claims regarding the replacement of the variable annuity policies, namely, tortious interference, fraudulent suppression and promissory fraud were improperly submitted to the jury and that the trial court should have entered a judgment as a matter of law for the Company on these claims.  As a result, these claims will not be remanded back to the trial court for retrial and any claims that UILIC has regarding the loss of its annuity business in this case have been extinguished.

Separately, the remaining claims, namely breach of contract, conversion and fraudulent suppression (regarding the development of a new product pursuant to the Letter Agreement) were remanded back to the trial court for a new trial.  This action was required because the jury had returned a general verdict in the case and the Supreme Court could not determine or assume that the earlier verdict was based only on the claims that the Supreme Court determined were properly submitted to the jury.  The alleged damage claimed by UILIC on these claims is approximately $11 million plus punitive damages.  UILIC was unsuccessful in the first trial on its claim for punitive damages.

On July 3, 2003, in response to UILIC’s Motion for Rehearing, the Alabama Supreme Court amended its original opinion and upheld the trial court’s denial of our counterclaims against UILIC and upheld the trial court’s ruling that the compensation agreement in dispute was not a contract.  As it now stands, the practical effect is that at retrial, the Company is precluded from pursuing its own counterclaims against UILIC for fraud, breach of contract and unjust enrichment and is precluded from seeking the reinstatement of the basis point compensation bargained for in the compensation agreement on all UILIC variable annuity policy assets under management sold by the Company’s financial advisors.  The remainder of the Alabama Supreme Court’s initial opinion issued on April 18, 2003 remained unchanged.  On July 17, 2003 the Company filed a Motion for Rehearing with the Alabama Supreme Court regarding its decision on the compensation agreement.  During the second quarter, the $63.4 million in cash on deposit with the trial court for the appeal bond regarding the overturned jury verdict was returned to the Company.  The date for a new trial has not been set.

WADDELL & REED FINANCIAL, INC.
Schedule of Selected Operating Data
(Amounts in thousands except for per share data)

	Three Months Ended June 30,		Change		Three Months Ended March 31, 2003	Change
	2003	2002	$	%		$	%
Operating Revenues:
Investment management fees	$49,009	$49,358	(349)	-0.7	$44,826	4,183	9.3
Underwriting & distribution fees	43,840	48,018	(4,178)	-8.7	42,777	1,063	2.5
Shareholder service fees	17,052	16,669	383	2.3	16,865	187	1.1
Total operating revenues	109,901	114,045	(4,144)	-3.6	104,468	5,433	5.2

Operating Expenses:
Underwriting and distribution:	45,295	48,495	(3,200)	-6.6	44,479	816	1.8
Compensation and related costs	16,322	15,695	627	4.0	17,694	(1,372)	-7.8
Equity compensation (1)	1,193	0	1,193	N/A	27,692	(26,499)	N/A
General and administrative	10,617	8,597	2,020	23.5	9,489	1,128	11.9
Depreciation	1,720	1,595	125	7.8	1,694	26	1.5
Total operating expense	75,147	74,382	765	1.0	101,048	(25,901)	-25.6

Other Income (Expense):
Investment & other income	1,966	1,064	902	84.8	956	1,010	105.6
Interest expense	(2,570)	(2,649)	(79)	-3.0	(2,523)	47	1.9

Total other income (expense)	(604)	(1,585)	(981)	-61.9	(1,567)	(963)	-61.5

Income before taxes	34,150	38,078	(3,928)	-10.3	1,853	32,297	1743.0

Provision for taxes	11,884	12,816	(932)	-7.3	253	11,631	4597.2

Net income	$22,266	$25,262	(2,996)	-11.9	$1,600	20,666	1291.6

Net income per share - diluted	$0.27	$0.31		-12.9	$0.02		N/A

Weighted average number of shares outstanding - diluted	82,644	82,304			81,100

Operating margin (2)	32.7%	34.8%			29.8%
Distribution margin	-3.3%	-1.0%			-4.0%
Waddell & Reed Advisors U&D margin (3)	-1.4%	0.1%			-2.2%

(1)                     For the three months ended March 31, 2003, equity compensation includes a charge of $27,113 for the stock option tender offer.

(2)                     Excludes equity compensation charges

(3)                     Excludes our wholesale underwriting and distribution activities

WADDELL & REED FINANCIAL, INC.
Changes in Assets Under Management
For the quarter ended
(Amounts in millions)

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
June 30, 2003
Beginning Assets	$20,833.4	$6,709.6	$27,543.0
Securian Assets	0.0	1,338.4	1,338.4

Sales	795.8	997.0	1,792.8
Redemptions	(869.0)	(677.4)	(1,546.4)
Net Sales	(73.2)	319.6	246.4

Net Exchanges and Adjustments	8.4	(10.1)	(1.7)
Reinvested Dividends and Capital Gains	69.5	37.4	106.9
Net Flows	4.7	346.9	351.6

Market Appreciation/(Depreciation)	1,673.4	787.3	2,460.7
Ending Assets	$22,511.5	$9,182.2	$31,693.7

June 30, 2002
Beginning Assets	$26,639.4	$5,704.8	$32,344.2

Sales	746.2	408.9	1,155.1
Redemptions	(1,046.8)	(325.7)	(1,372.5)
Net Sales	(300.6)	83.2	(217.4)

Net Exchanges and Adjustments	(19.5)	12.7	(6.8)
Reinvested Dividends and Capital Gains	55.7	32.5	88.2
Net Flows	(264.4)	128.4	(136.0)

Market Appreciation/(Depreciation)	(2,513.8)	(562.6)	(3,076.4)
Ending Assets	$23,861.2	$5,270.6	$29,131.8

March 31, 2003
Beginning Assets	$21,497.0	$6,617.9	$28,114.9

Sales	628.1	676.9	1,305.0
Redemptions	(851.7)	(484.0)	(1,335.7)
Net Sales	(223.6)	192.9	(30.7)

Net Exchanges and Adjustments	(12.3)	10.5	(1.8)
Reinvested Dividends and Capital Gains	43.7	40.8	84.5
Net Flows	(192.2)	244.2	52.0

Market Appreciation/(Depreciation)	(471.4)	(152.5)	(623.9)
Ending Assets	$20,833.4	$6,709.6	$27,543.0

Management Fee Rate
For the quarter ended

	Waddell & Reed Advisors Channel	Wholesale Channel	Total
June 30, 2003	0.671%	0.575%	0.645%
June 30, 2002	0.671%	0.501%	0.641%
March 31, 2003	0.670%	0.608%	0.655%

WADDELL & REED FINANCIAL, INC.
Supplemental Information

Other Items

	2Q03	2Q02	% change	1Q03	% change
Retail redemption rates - long-term
Waddell & Reed Advisors	11.5%	10.6%		12.2%
Wholesale	31.1%	23.2%		28.0%
Total	17.1%	12.9%		16.1%

Sales per advisor (000s) (1)
Total	143	180	-20.6%	130	10.0%

2+ Years	186	227	-18.1%	175	6.3%
0 to 2 Years	39	50	-22.0%	41	-4.9%

Gross production per advisor (000s) (2)	11.1	12.8	-13.3%	10.7	3.7%

Number of advisors (3)	2,987	3,163	-5.6%	3,103	-3.7%

Number of shareholder accounts (000s)	2,286	2,200	3.9%	2,212	3.3%

(1)          Average commissionable sales per Waddell & Reed Advisor

(2)          Average gross commission generated per Waddell & Reed Advisor

(3)          Excluding Legend retirement advisors

Lipper Ranking

	1 Year	3 Years	5 Years
Percentage of funds
Equity Funds
Top Quartile	26%	53%	48%
Top Half	50%	78%	80%

All Funds
Top Quartile	20%	41%	32%
Top Half	43%	66%	68%

MorningStar Ranking

	Overall	3 Years	5 Years

Percentage of funds with 4/5 star
Equity Funds	66%	50%	64%
All Funds	57%	43%	51%

Earnings Conference Call

Members of the investment community and the general public are invited to listen to a live webcast of our earnings release conference call today, July 30, 2003 at 10:00 a.m. Eastern.  During this call, Keith A. Tucker, Chairman and CEO, will review our second quarter results.  Live access to the teleconference will be available on the “Corporate” section of our website at www.waddell.com.  A webcast replay will be made available shortly after the call through August 6th.

Website Resources

We invite you to visit the “Corporate” section of our website at www.waddell.com under the caption “Data Tables” to review supplemental information schedules on asset flows and average assets under management & management fee rates.

Contacts

Investor Contacts:

John Sundeen, Chief Financial Officer, (913) 236-1810, jsundeen@waddell.com

Nicole McIntosh, Investor Relations Manager, (913) 236-1880, nmcintosh@waddell.com, or Toll Free: (800) 532-2757

Press Contact:

Thomas W. Butch, Chief Marketing Officer, (913) 236-1944, tbutch@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

Forward-looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Such differences could be caused by a number of factors including, but not limited to, a risk that the expected benefits from the expansion of our distribution channels may not be as beneficial as anticipated, adverse results of litigation, acts of terrorism and/or war, less favorable economic and market conditions including our cost to finance the Company, the risk that the intended results of our changes to long-term incentive compensation may not meet our expectations, and other risks as set out in the reports we have filed with the SEC.  Should one or more of these risks materialize or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  We assume no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.